Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301

                     TIFFANY REPORTS SECOND QUARTER RESULTS;
                     ---------------------------------------
                        COMPANY PROVIDES BUSINESS OUTLOOK
                        ---------------------------------

New York, NY, August 12, 2004 -- Tiffany & Co. (NYSE:TIF) today reported an 11% decline in net earnings and a net sales increase of 8% for the second quarter ended July 31, 2004. A 10% increase in U.S. comparable store sales was broad-based across most locations but not sufficient to offset a sales decline in Japan and a lower consolidated gross margin.

In the three months (second quarter) ended July 31, 2004, net sales rose 8% to $476,597,000 versus $442,495,000 a year ago. Worldwide comparable store sales rose 7%. Both net sales and comparable store sales growth benefited by 2% from the translation-related effect of a weaker U.S. dollar. Net earnings were $36,616,000, or 25 cents per diluted share, compared with $41,147,000, or 28 cents per diluted share, in the prior year.

In the six-month (first half) period ended July 31, 2004, net sales of $933,557,000 were 11% higher than $838,334,000 in the first half of 2003.
Worldwide comparable store sales rose 10%. Both net sales and comparable store sales growth included a 3% translation-related benefit. Net earnings were $76,924,000, or 52 cents per diluted share, versus $77,010,000, or 52 cents per diluted share, in the prior-year period.

Sales performance in Tiffany's four channels of distribution was as follows:
----------------------------------------------------------------------------
     o U.S. Retail sales rose 11% to $236,770,000 in the second quarter largely due to comparable store sales growth of 10% (consisting of a 16% increase in New York flagship store sales and 9% growth in comparable branch store sales). In the first half, U.S. Retail sales increased 17% to $450,432,000 with comparable store sales increasing 14% (due to increases of 22% for New York flagship store sales and


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          13% for comparable branch store sales). The growth in comparable store sales resulted from an increase in the average amount spent per transaction. During the quarter, the Company opened stores in Palm Beach Gardens, Florida and in Edina, Minnesota and currently operates 53 TIFFANY & CO. stores in the U.S.

     o International Retail sales increased 7% to $180,948,000 in the second quarter and comparable store sales increased 2% (both of which included a translation-related benefit of 6%). In the first half, International Retail sales rose 9% to $365,679,000 and comparable store sales rose 5%, both of which included a translation-related benefit of 8%. Sales by major region were as follows: in Japan, total retail sales declined 3% in the second quarter and comparable store sales decreased 4% (both of which included a translation-related benefit of 6%), and, in the first half, total retail sales declined 1% and comparable store sales declined 2% (both of which included a translation-related benefit of 8%). In other Asia-Pacific markets, comparable store sales rose 19% in the quarter and 26% in the half (including translation-related benefits of 3% and 5%). In Europe, comparable store sales increased 9% in the quarter and 15% in the half (including translation-related benefits of 9% and 12%). During the quarter, the Company opened a store in Taipei; it now operates 92 TIFFANY & CO. stores and boutiques internationally.

     o Direct Marketing sales declined 8% to $40,274,000 in the second quarter and declined 5% to $77,173,000 in the first half. Combined e-commerce and catalog sales rose 2% in the quarter and 7% in the half, due to an increase in the average order size and a decline in the number of orders. As expected, business sales declined, by 26% in the second quarter and 25% in the first half, due to the year-over-year effect of the Company's decision to discontinue service award program sales during 2003.

     o Specialty Retail sales increased 13% to $18,605,000 in the second quarter and 12% to $40,273,000 in the first half, primarily due to sales growth in LITTLE SWITZERLAND stores. This fall, the Company plans to open two stores under the trade-name IRIDESSE, which will focus exclusively on the pearl jewelry category.

Michael J. Kowalski, chairman and chief executive officer, said, "These second quarter results reflect better-than-expected sales performance in Tiffany's U.S. retail operations,


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while Direct Marketing sales were disappointing.  As anticipated,  Japan results continued to suffer from weak silver jewelry sales. We are addressing that category with new products and targeted marketing."

Other Financial Highlights
--------------------------
     o Gross margin (gross profit as a percentage of net sales) was 55.7% in the second quarter and 56.2% in the first half, compared with 57.6% and 57.8% in the prior-year periods. Almost half of the declines resulted from LIFO and inventory-obsolescence charges of $6,900,000 in the quarter and $12,000,000 in the half (versus $2,950,000 and $5,500,000 a year ago). In addition, the declines in gross margin resulted from changes in sales mix, the opening of an additional distribution center in 2003's third quarter, expansion of internal manufacturing and diamond sourcing and other factors, none of which individually were significant.

     o Selling, general and administrative ("SG&A") expenses rose 8% in the second quarter and 10% in the first half. SG&A expenses as a percentage of net sales were 42.3% in the quarter and 42.1% in the half, compared with 42.2% and 42.6% in 2003.

     o Tiffany's strong financial position at July 31, 2004 included cash and cash equivalents of $153,623,000 (versus $116,119,000 a year ago), short-term and long-term debt totaling $586,337,000 (versus $475,843,000 a year ago) and stockholders' equity of $1,503,305,000 (versus $1,281,406,000 a year ago).

     o Net inventories at July 31, 2004 were 27% higher than a year ago. The increase was largely due to higher raw material and work-in-process inventories to support expanded diamond sourcing and internal jewelry manufacturing, as well as higher finished goods inventories for new stores and new products. Three percent of the increase was due to the translation effect of a weaker U.S. dollar.

     o The Company repurchased and retired 625,000 shares of its Common Stock at an average cost of $34.11 per share during the second quarter. In the first half, the Company repurchased and retired 735,000 shares of its Common Stock at an average cost of $34.62 per share. Approximately $91 million remains available for future repurchases under the currently authorized plan.


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Outlook
-------
Mr. Kowalski continued, "Our full year 2004 expectations now call for 10% net sales growth and an increase in net earnings to approximately $1.55-$1.60 per diluted share, versus $1.45 per diluted share in 2003. Some specific expectations for the second half of the year include: net sales growth of approximately 10% including high-single-digit comparable store sales growth in the U.S. and comparable store sales (in local currency) in Japan declining in the third quarter and increasing modestly in the fourth quarter; a slight year-over-year increase in gross margin; SG&A expenses increasing by a low-teens percentage in the third quarter and mid-single-digits in the fourth quarter; other expenses of approximately $3 million in each quarter; and an effective tax rate of 38%. As a result, we expect third quarter net earnings approximately equal to the prior year, followed by double-digit earnings growth in the fourth quarter."

He added, "We have been experiencing excellent initial results in new stores opened over the past year. We expect to increase worldwide square footage of TIFFANY & CO. stores by approximately 7% in 2004. This includes U.S. stores already opened in Palm Beach Gardens, Florida and Edina, Minnesota and planned openings in Kansas City, Missouri and Westport, Connecticut. Internationally, we have already opened additional stores in London and Taiwan and plan to open two new stores in Japan this fall in the Marunouchi area of Tokyo and the Nishi-Umeda area of Osaka, with several store expansions also occurring in 2004."

Mr. Kowalski concluded, "Our Company's growth opportunities remain very substantial, through Tiffany and through the specialty retail channel. With a highly-developed infrastructure in place and the financial strength to support that expansion, we are well positioned and excited about pursuing and continuing to achieve long-term success."

Conference Call
---------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Third Quarter Earnings Announcement
-----------------------------------
Investors and analysts should note that the Company anticipates reporting its third quarter results on November 11, 2004 and conducting a conference call at
8:30  a.m.   (EST)  that


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day, to be broadcast at  www.tiffany.com  and  www.streetevents.com.  To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------
Tiffany & Co. (NYSE: TIF) operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company ("Tiffany"). Founded in 1837, Tiffany now operates more than 140 TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. The Company's Specialty Retail operations include consolidated results from retail ventures operated by subsidiaries other than Tiffany under separate trademarks or trade names. Worldwide sales were $2.0 billion in 2003. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2003 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #


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                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                             Three Months                           Six Months
                                                             Ended July 31,                        Ended July 31,
                                                 -----------------------------------   --------------------------------------
                                                            2004              2003                2004               2003
                                                     -------------     -------------       ---------------    ---------------
Net sales                                         $       476,597    $      442,495       $       933,557    $       838,334

Cost of sales                                             211,313           187,523               408,607            353,718
                                                     -------------     -------------       ---------------    ---------------

Gross profit                                              265,284           254,972               524,950            484,616

Selling, general and administrative expenses              201,427           186,519               392,757            357,194
                                                     -------------     -------------       ---------------    ---------------

Earnings from operations                                   63,857            68,453               132,193            127,422

Other expenses,  net                                        4,798             3,450                 8,122              5,763
                                                     -------------     -------------       ---------------    ---------------

Earnings before income taxes                               59,059            65,003               124,071            121,659

Provision for income taxes                                 22,443            23,856                47,147             44,649
                                                     -------------     -------------       ---------------    ---------------

Net earnings                                      $        36,616    $       41,147       $        76,924    $        77,010
                                                     =============     =============       ===============    ===============


Net earnings per share:

  Basic                                           $          0.25    $         0.28       $          0.52    $          0.53
                                                     =============     =============       ===============    ===============

  Diluted                                         $          0.25    $         0.28       $          0.52    $          0.52
                                                     =============     =============       ===============    ===============


Weighted-average number of common shares:

  Basic                                                   146,370           145,294               146,593            145,094
  Diluted                                                 148,669           148,163               149,081            147,744




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                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                               July 31,         January  31,               July 31,
                                                                  2004                  2004                  2003
                                                     ------------------    ------------------    ------------------
ASSETS
------
Current assets:
Cash and cash equivalents                             $        153,623      $        276,115      $        116,119
Accounts receivable, net                                       114,596               131,990               104,949
Inventories, net                                             1,034,404               871,251               814,406
Deferred income taxes                                           48,161                45,043                44,185
Prepaid expenses and other current assets                       50,029                23,683                35,705
                                                         --------------        --------------        --------------

Total current assets                                         1,400,813             1,348,082             1,115,364

Property, plant and equipment, net                             892,436               885,092               844,631
Deferred income taxes                                                -                     -                 7,895
Other assets, net                                              182,361               157,914               159,144
                                                         --------------        --------------        --------------

                                                      $      2,475,610      $      2,391,088      $      2,127,034
                                                         ==============        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                 $        157,941      $         41,948      $        186,157
Current portion of long-term debt                               49,033                51,920                     -
Accounts payable and accrued liabilities                       173,635               209,842               172,383
Income taxes payable                                            21,699                45,922                22,011
Merchandise and other customer credits                          47,776                45,527                43,457
                                                         --------------        --------------        --------------

Total current liabilities                                      450,084               395,159               424,008

Long-term debt                                                 379,363               392,991               289,686
Postretirement/employment benefit obligations                   37,917                36,746                35,574
Deferred income taxes                                           17,713                22,397                     -
Other long-term liabilities                                     87,228                75,595                96,360
Stockholders' equity                                         1,503,305             1,468,200             1,281,406
                                                         --------------        --------------        --------------

                                                      $      2,475,610      $      2,391,088      $      2,127,034
                                                         ==============        ==============        ==============






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